Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 22, 2014 relating to the financial statements and financial highlights which appears in the November 30, 2013 Annual Report to the Shareholders of Sentinel Common Stock Fund, Sentinel Small Company Fund, and Sentinel Total Return Bond Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “To Get More Information”, “Fund Services Arrangements” and “General Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
October 22, 2014